Exhibit 1.33

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

Mr. Gonzalo Gortazar CEO

This presentation is solely for information purposes and is not aimed at providing a financial advisory service nor making an offer to sell, exchange, acquire or solicitation to acquire any type of securities, financial products or services of CaixaBank or of any other companies stated in this presentation, particularly in the United States, the United Kingdom, Canada, Japan, Australia or any other country where the purchase and sale of these shares may be prohibited or restricted under the relevant applicable regulation . The transaction referred to in this presentation is the merger through absorption of Bankia, S . A . (“Bankia”), as the absorbed company, by CaixaBank, as the absorbing company, with the termination, via dissolution without liquidation, of Bankia, and the transfer, by universal succession, of Bankia's assets and liabilities as a whole to CaixaBank, which will acquire, by universal succession, all the rights and obligations of Bankia (the “Merger”), under the terms envisaged in articles 22 and following of Law 3 / 2009 of 3 April on structural changes to companies (“Law on Structural Changes to Companies”) . Anyone acquiring securities of the companies affected by the Merger must do so based on their own judgement or because of the securities' suitability for their purpose and based solely on the information contained in the public documentation drafted and registered by CaixaBank or Bankia, receiving advice if they consider this necessary or appropriate based on the circumstances . This presentation may contain statements on business projections and estimates on future business and yields that has been drafted fundamentally based on estimates made . Such projections and estimates represent the current judgements on the future business expectations, but certain risks, uncertainties and other relevant factors may lead to materially different results than expected . Those factors, among others, refer to the market situation, macroeconomic factors, regulatory and government guidelines ; movements in Spanish and international stock markets, exchange rates and interest rates ; changes in the financial position of the clients, debtors and counterparties, etc . Those elements, circumstances and risk factors may adversely affect the business of the company resulting from the Merger and the behaviour and results described . Other unknown or unpredictable variables, or where there are uncertainties about the performance and potential impacts, may lead to materially different results to those described in the projections and estimates . Previous financial statements and growth rates must not be understood as a guarantee of performance, future results or share behaviour and price (including profit per share) . None of the content of this presentation must be taken as a projection of future earnings or profits . CaixaBank can give no assurances that the potential benefits identified when formulating the joint merger plan and made public will materialise or that the Group will not be exposed to operational difficulties, additional expenditures and risks associated with the integration . This presentation includes public information on Bankia, and CaixaBank has had limited access to the non - public information related to Bankia, and therefore it is expressly warned that this presentation contains information obtained from third parties and public information, whose accuracy, veracity and integrity have not been checked . None of the CaixaBank directors, managers or employees are implicitly or expressly obligated to guarantee that the information is accurate, precise, full or complete or maintain it updated or correct it in the event of detecting any deficiency, error or omission . Likewise, when reproducing such content through any means, any changes deemed appropriate can be added or the current elements partially or fully omitted and, in the event of a discrepancy with this presentation, no liability is assumed . This statement must be taken into account by all the persons or entities adopting decisions or drafting or disclosing opinions regarding the securities issued by the Company and, in particular, by the analysts and investors who access this presentation . They are all warned of the need to consult the public documentation and information disclosed or registered before the Spanish Stock Markets regulatory authority (“CNMV”) by the entities participating in the Merger . In addition, please note that this presentation contains unaudited financial information . Particularly, it contains certain Alternative Performance Measures (“APMs”) as defined in the Guidelines on Alternative Performance Measures issued by the European Securities and Markets Authority on 30 June 2015 (ESMA/ 2015 / 1057 ), which must be considered as additional information and they do not, in any event, replace the financial information prepared under the International Financial Reporting Standards (the “IFRS”) . Likewise, the definition and calculation of those measures may differ from other similar measures calculated by other companies and, therefore, they may not be comparable . Please check the financial statements of the entities participating in the Merger for the relevant details about the APMs used and for the reconciliation of certain management indicators with the indicators shown in the consolidated financial statements prepared under the IFRS . This presentation has not been submitted, approved or registered by the CNMV nor any other supervisory authority in any other jurisdiction . In any case, the presentation is subject to the currently applicable Spanish law and it is not aimed at any natural or legal person resident in other jurisdictions . The Merger relates to the securities of CaixaBank and Bankia, both companies incorporated in Spain . Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States . Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies . It may be difficult for you to enforce your rights and any claim you may have arising under the U . S . federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain . You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U . S . securities laws . Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U . S . court's judgment . You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction . The ordinary shares of CaixaBank have not been and are not intended to be registered under the U . S . Securities Act of 1933 , as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act . Notwithstanding any legal requirements, or any limitations imposed by CaixaBank which may be applicable, permission is hereby expressly refused for any type of use or exploitation of the content of this presentation, and for any use of the signs, trademarks and logotypes contained herein . This prohibition extends to any kind of reproduction, distribution, transmission to third parties, public communication or conversion by any other mean, for commercial purposes, without the previous express consent of CaixaBank and/or other respective proprietary title holders . Any failure to observe this restriction may constitute a legal offence which may be sanctioned by the prevailing laws in such cases . Disclaimer

Merger by absorption of Bankia into CaixaBank

CaixaBank

Indicative timetable[1]

17th SEPT.	Approval of the Joint Merger Plan
23th OCT.	Boards to approve remaining merger documentation and to call shareholders meeting
1st - 3th DEC.	**Shareholders meetings (EGMs)**
1Q 2021E	Regulatory authorisations Merger closing
4Q 2021E	IT integration

>> Registered address to be in Valencia and Joint operational HQ in Barcelona and Madrid

0,6845x

Agreed exchange ratio

CaixaBank shares per 1 Bankia share

(1) Regulatory authorisations: Ministry of Economic Affairs and Digital Transformation (with a previous report from ECB/BoS) and Spanish Competition Authority. Other authorisations are required for the indirect acquisition of significant stakes of BKIA in certain regulated entities.

A unique opportunity to create value

CaixaBank

CREATING THE LEADER IN THE SPANISH BANKING SECTOR

> €660.000 M

(total assets)

~ 25% market share in loans and diposits (1)

REVENUE SYNERGIES AND COST SAVINGS

> €1.000 M(2)

(annual, pre-tax)

~ 28% EPS accretion in 2022E (3)

STRONG BALANCE SHEET METRICS

> 310 bps

(% CET1 vs estimated requirement)(4)

> €128,000 M liquid assets

Improvement in NPL coverage ratios

1. Sources: Quarterly financial reports and Bank of Spain
2. Revenue synergies, pre-tax, of €290M (mainly related with long term savings and insurance products and services, fully phased from 2025E) and cost savings of €770M (fully phased from 2023E)
3. 2022E net income projections based on consensus published by CaixaBank and Bankia in their respective websites. Combined entity PF 2022E net income includes ~90% of cost savings (post tax), ~33% of revenue synergies (post tax), 100% of revenue recovery from Bankia's JV (post tax) and lower CoR and other impacts post FV adjustments.
4. Assuming all adjustments post transaction and reestructuring costs. P2R equivalent to weighted average of CaixaBank and Bankia P2R (considering benefit of CRR II article 104a) and O-SII buffer at 0.50%.

Customers Employees Shareholders Society Our customers remain the main focus of our strategy Value creation and increased profitability of the Bank New professional growth opportunities based on meritocracy Opportunity to maximise our contribution to society A positive project for all the stakeholders Shared culture, values and origin to continue developing our distinctive model of responsible banking

Thank you